Exhibit 2.6

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Corporation:

Eurogas Corporation (the “Corporation”)
c/o Dundee Corporation
28th Floor, Dundee Place
1 Adelaide Street East
Toronto, ON M5C 2V9

Item 2.	Date of Material Change:

June 16, 2011

Item 3.	News Release:

A news release was issued in Toronto on June 16, 2011 with respect to the material change as described below and filed via SEDAR.

Item 4.	Summary of Material Change:

The Corporation has changed its name to Dundee Energy Limited.

Item 5.	Full Description of Material Change:

The Corporation announced that it had changed its name to Dundee Energy Limited to properly reflect all of the business operations of the Corporation in the energy sector, in both Canada and Europe. Effective on or about June 22, 2011, the common shares of the Corporation will commence trading on the Toronto Stock Exchange under the name “Dundee Energy Limited” with the new trading symbol “DEN”.

Item 6.	Reliance of Section 7.1(2) or (3) of National Instrument 51-102:

Not Applicable

Item 7.	Omitted Information:

Not Applicable

Item 8.	Executive Officer:

Lucie Presot, Vice President
(416) 365-5157

Item 9.	Date of Report:

June 21, 2011